Exhibit 99.1

Press Release - MSC.Software Announces Call of Outstanding Convertible Notes

Investor Contact:

Joanne Keates

Vice President, Investor Relations

MSC.Software

(714) 444-8551

joanne.keates@mscsoftware.com

MSC.Software Announces Call of Outstanding Convertible Notes

SANTA ANA, CALIF. – May 18, 2006 – MSC.Software Corp. (OTC: MNSC), the leading global provider of enterprise simulation solutions, announced today that it has called for redemption on June 16, 2006 (the “Redemption Date”), all of its outstanding 2 1/2% Senior Subordinated Convertible Notes due 2008. There are currently $67 million in aggregate principal amount of Notes currently outstanding.

Holders will have their Notes redeemed at a redemption price of 100% of principal outstanding, plus interest accrued and unpaid thereon to, but not including, the Redemption Date. The Notes called for redemption may be converted at any time before the close of business on the last business day before the Redemption Date. Holders of the Notes may convert their Notes to shares of MSC Software Corp. common stock, at a conversion rate of 117.4398 shares of MSC Software Corp. common stock per $1,000 principal amount of the Notes. Notice of redemption will be mailed to all registered Holders of the Notes.

About MSC.Software Corporation

MSC.Software (OTC: MNSC) is a leading global provider of enterprise simulation solutions, including simulation software and services, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software, services and systems.  MSC.Software employs more than 1400 people in 23 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.

Safe Harbor Language

This press release contains forward-looking statements, including all statements relating to the features, benefits, capabilities and performance of MD Nastran and other MSC.Software products.  These statements are subject to risks and uncertainties that could cause actual results to be materially different than expectations.  Such risks and uncertainties include, but are not limited to, changes in technology, the end-user computing and analysis environment, implementation and support that meet evolving customer requirements, general industry trends and the impact of competitive products.

Furthermore, information provided herein, which is not historical in nature, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The MSC.Software Corporate Logo, MSC, Adams, Dytran, Easy5, Marc, MD Nastran, MSC.Nastran, Patran and Sofy are trademarks or registered trademarks of MSC.Software Corporation in the USA and/or other countries.  NASTRAN is a registered trademark of NASA.  All other trademarks belong to their respective owners.